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                                                                 EXHIBIT 10 - X

                        THREE-YEAR INCENTIVE ARRANGEMENT
                         FOR CERTAIN EXECUTIVE OFFICERS

PURPOSE

     This Three-Year Incentive Arrangement for certain Executive Officers of The Chase Manhattan Corporation is intended to provide competitive compensation opportunities for sustained improved corporate performance in a manner which permits such compensation to be deductible for federal income tax purposes.

ADMINISTRATION

     The administration of this arrangement shall be vested in the Compensation Committee of the Board of Directors of The Chase Manhattan Corporation (the "Corporation"), or such other committee of such Board of Directors which shall succeed to the functions and responsibilities, in whole or in part, of said Compensation Committee (the "Committee") which shall make all determinations necessary under this arrangement. All members of the Committee shall qualify as "outside directors" (as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), and the regulations thereunder as currently proposed or as may from time to time be in effect (the "Regulations")), and no member of the Committee shall be entitled to participate in this arrangement.

ELIGIBILITY

     Any Executive Officer of the Corporation at the Executive Vice President level or above on December 31, 1996 or such later date as a performance target is achieved may be eligible to receive an award. Awards may be paid under this arrangement only to the Executive Officers who are "covered employees" (as that term is defined in Section 162(m) of the Code or the Regulations. Awards under other compensation arrangements to all Executive Officers who are not "covered employees" shall be subject to the provisions below under "Limitations on Other Awards".

PERFORMANCE TARGETS

     Performance targets relate to the price of Common Stock as defined below. The "Sixty Dollar Target" shall be deemed to have been reached on any date if on such date the average over the 10 consecutive trading days ending on such date of the mean between the highest and the lowest quoted selling prices for shares of Common Stock on the New York Stock Exchange, Inc. is at least $60. Each of such 10 days must fall within the period commencing on January 1, 1994, and ending on March 31, 1997. The "Fifty Two Dollar Target" shall be deemed to have been reached on any date if on such date the average over the 10 consecutive trading days ending on such date of the mean between the highest and the lowest quoted selling prices for shares of Common Stock on the New York Stock Exchange, Inc. is at least $52. Each of such 10 days must fall within the period commencing on January 1, 1994, and ending on March 31, 1997. A trading day is any day on which the New York Stock Exchange, Inc. is open for trading of shares of Common Stock.

     As used herein, "Common Stock" means the common stock, par value $2.00 per share, of the Corporation. In the event of a change in the designation thereof to "Capital Stock" or other similar designation, or a change in the par value thereof, or from par value to no par value, without increase or decrease in the number of shares outstanding, the shares resulting from any such change shall be deemed to be Common Stock within the meaning of this arrangement.

     The Sixty Dollar Target and the Fifty Two Dollar Target shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustments, or the payment of a stock dividend or other increase or decrease in such shares, effected without receipt of consideration by the Corporation or any of its subsidiaries or affiliates.


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AGGREGATE AWARDS

     The maximum amount payable under this arrangement, subject to adjustment as described below, if the Sixty Dollar Target is reached is $9 million. The maximum amount payable under this arrangement, subject to adjustment as described below, if the Fifty Two Dollar Target is reached is $4.5 million. If either Target has been reached by December 31, 1996 then the maximum amount payable will be adjusted by multiplying such amount by a fraction (X) the numerator of which is the average over the 10 consecutive trading days ending on December 31, 1996 of the mean between the highest and lowest quoted selling price for shares of Common Stock on the New York Stock Exchange, Inc. and (Y) the denominator of which is the Target reached. The maximum amount payable under this arrangement if the Sixty Dollar Target is reached shall be reduced by any amounts paid under this arrangement upon having reached the Fifty Two Dollar Target.

ALLOCATION OF AGGREGATE AWARDS

                                                                    MAXIMUM AMOUNT EXPRESSED
                           POSITION HELD BY                          AS A PERCENTAGE OF THE
                       PARTICIPATING EXECUTIVE                          AGGREGATE AWARD
    --------------------------------------------------------------  ------------------------
    Chairman......................................................          33 1/3%
    President.....................................................          33 1/3%
    Vice Chairman and other Covered Employees (each)..............          11 1/9%

LIMITATION ON OTHER AWARDS

     Because participation in this arrangement is designed to enable the Corporation and its subsidiaries to receive federal income tax deductions for awards paid to participants, awards are payable under this arrangement only to those Executive Officers who are "covered employees". Eligible Executive Officers who are not within the group of such "covered employees" may receive awards under other compensation arrangements, but not in an amount in excess of the amount that could be paid to such Executive Officers under this arrangement if they were "covered employees", if such awards were paid on the basis of similar performance criteria.

     In the event awards are paid under this arrangement on the basis of achieving a performance Target in 1997 and awards are paid under other compensation arrangements on the basis of similar performance criteria, so long as the limitations in the preceding paragraph are complied with, any such awards to the Executive Officers who are "covered employees" with respect to 1997 shall be paid under this arrangement and such awards to all other Executive Officers shall be paid under such other compensation arrangements.

PAYMENT OF AWARDS

     Awards under this arrangement may be paid in cash, Common Stock (which may have such restrictions as to transferability or vesting as the Committee shall determine), any other form of consideration determined by the Committee or any combination thereof. Any Common Stock so granted may be awarded as restricted stock units pursuant to The Chase Manhattan 1994 Long-Term Incentive Plan, as it may be amended from time to time, if the Committee so determines. The value of any share of Common Stock so granted shall be the mean between the highest and lowest quoted selling prices for such shares as reported on the composite tape on the date of grant (or, if such date shall not be a business day, then the next preceding day which shall be a business day); or if no sale takes place, then the mean between the bid and asked prices on such date; and if no bid and asked prices are quoted for such date, then the value as shall be determined by such method as the Committee shall deem to reflect the fair market value as of such date. The value of any other non-cash consideration shall be determined by the Committee at time it is granted.

     The awards may be payable immediately or on a deferred basis at the discretion of the Committee. The Committee will determine the amount and form of payment to a participant. The Committee shall have the authority to reduce or eliminate any award which would be payable under this arrangement. The Committee may not, however, increase the amount of any such award above the maximum amount provided under this arrangement.

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     Unless deferred by the Committee, payments based on achieving performance
Targets on or before December 31, 1996 will be paid on or as soon as possible after December 31, 1996. Unless deferred by the Committee, payments based on achieving performance Targets after December 31, 1996 but on or before March 31, 1997 will be paid on or as soon as possible after the date the performance Targets are met. All payments may be subject to the satisfaction of all required tax withholding obligations.

     No payments may be made under this arrangement unless the material terms of this arrangement are approved by the stockholders of the Corporation in accordance with the requirements of Section 162(m) and the Regulations.

DEFERRAL OF PAYMENT OF AWARDS

     At the discretion of the Committee, any "covered employee", subject to such terms and conditions as the Committee may determine, may elect to defer payment of all or part of any award under this arrangement (together with a return thereon from the date as of which the award would have been paid but for such "covered employee's" election to defer payment at the rate, if any, fixed by the Committee) by complying with such procedures as the Committee may from time to time prescribe.

     Any "covered employee" may designate in writing the beneficiary of the unpaid amount of any award which was deferred in case of death and if no designation has been made, or if such designation shall become ineffective, any such unpaid amount will be paid to such "covered employee's" estate. Such designation shall be effective upon receipt thereof by the Corporation. Any such designation may be revoked in writing by a "covered employee" at any time without the consent of any such beneficiary.

CHANGE IN CONTROL

     Notwithstanding the provisions under "Payment of Awards", in the event of a Change in Control (as that term is defined in The Chase Manhattan Stock Option Program for Employees) the Executive Officers who are "covered employees" shall be paid the maximum amount payable under this arrangement for each performance Target which is reached upon the latter of the Change in Control or the achievement of a performance Target. This payment obligation shall be binding upon the Corporation and its successors and assigns.

     In the event a Change in Control occurs after one or both performance Targets are reached but before December 31, 1996, the maximum aggregate amount payable upon achievement of such higher performance Target shall be adjusted in the manner provided in the last sentence under "Aggregate Awards" as if the date on which such Change in Control occurred was December 31, 1996.

AMENDMENTS

     The Committee may amend this arrangement at any time, provided, that such changes may be made consistent with the provisions of Section 162(m) of the Code and the Regulations without adversely affecting the ability of the Corporation or any of its subsidiaries to deduct the compensation which may be paid pursuant to this arrangement for federal income tax purposes and, provided, further, that no amendment that requires stockholder approval under Section 162(m) of the Code or the Regulations may be made without such approval.

TERMINATION

     The Board of Directors of the Corporation may terminate this arrangement at any time. No termination of this arrangement shall adversely affect the right of any person to receive any award paid under this arrangement regardless of the vesting date of such award, or amounts previously awarded to such person but deferred in accordance with the terms of this arrangement plus any earnings thereon.

MISCELLANEOUS

     Nothing contained in this arrangement shall be construed as giving any Executive Officer the right to continued employment or any interest in any asset, nor to prevent the Corporation or any of its subsidiaries or

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affiliates from taking any action which it deems to be appropriate or in its best interests, whether or not such action would have an adverse effect on this arrangement.

     This arrangement shall be unfunded and the Corporation shall not be required to establish any segregation of assets to assure payment of any awards made hereunder.

     An Executive Officer may not sell, transfer or assign any right or interest in this arrangement except as provided under "Deferral of Payment of Awards" and any attempted sale, transfer or assignment shall be null and void.

     This arrangement shall be governed by and construed in accordance with the laws of the State of New York and the applicable provisions of the Code and the Regulations.